UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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PLANTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

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Plantronics, Inc.

345 Encinal Street

Santa Cruz, California 95060

June 13, 2022

AMENDMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

PLANTRONICS, INC.

TO BE HELD ON JUNE 23, 2022

This amendment, dated June 13, 2022 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement, dated May 17, 2022 (which we refer to as the “proxy statement”) filed by Plantronics, Inc. (which we refer to as “Poly”), and which was mailed to Poly stockholders. The proxy statement, including the following information and annexes thereto, should be read in its entirety. The proxy statement relates to the solicitation of proxies by Poly’s Board of Directors (which we refer to as the “Poly Board”) for use at a special meeting of Poly’s stockholders (which we refer to as the “special meeting”). The special meeting will be held on Thursday, June 23, 2022, at 9:00 a.m., Pacific Time, via a live interactive webcast on the internet at www.proxydocs.com/POLY. Additional information about how to attend the special meeting is contained in the proxy statement.

The purpose of this amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this amendment, the information provided in the proxy statement continues to apply. If information in this amendment differs from information contained in the proxy statement, then the information in this amendment is more current and supersedes the different information contained in the proxy statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Capitalized terms used in this amendment that are not defined in this amendment have the meanings given to them in the proxy statement. For clarity, new text within restated paragraphs from the proxy statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the proxy statement is highlighted with ~~strikethrough text~~.

Supplemental Disclosures

The final paragraph and accompanying charts under the caption “The Merger—Prospective Unaudited Financial Information” are amended and restated by replacing them with the following:

The following tables summarize the Prospective Unaudited Financial Information.

Credit Case

(dollars in millions)	Calendar year ended December 31,
	Credit Case			Extrapolations
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Net Revenue	$1,774	$1,925	$2,095	$2,200	$2,288	$2,357	$2,428	$2,500	$2,575	$2,627
Net Income(1)	104	147	195	—	—	—	—	—	—	—

EBITDA~~(1)~~ (2)	231	291	350	368	384	397	410	423	437	447
Stock Based Compensation Expense	(44)	(48)	(52)	(55)	(57)	(59)	(61)	(63)	(64)	(66)
Taxes	(16)	(26)	(34)	(42)	(46)	(48)	(51)	(53)	(56)	(58)
Capital Expenditure	(44)	(43)	(47)	(49)	(50)	(50)	(51)	(52)	(52)	(53)
Change in Net Working Capital	20	(27)	(16)	(10)	(9)	(7)	(7)	(7)	(8)	(5)
Unlevered free cash flow~~(2)~~(3)	147	148	200	212	223	232	240	248	257	265

(1)	No extrapolations of Net Income were performed by Morgan Stanley, as Net Income was not used as an input in Morgan Stanley’s financial analyses.
(2)	EBITDA is defined as Poly’s earnings before interest, taxes, depreciation and amortization of intangible assets.
(3)	Unlevered free cash flow is defined as Poly’s EBITDA less stock-based compensation expense, taxes, capital expenditures, and plus or minus changes in net working capital.

Field Case

(dollars in millions)	Calendar year ended December 31,
	Field Case			Extrapolations
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Net Revenue	$1,959	$2,345	$2,497	$2,643	$2,781	$2,908	$3,023	$3,122	$3,204	$3,268
Net Income(1)	138	216	263	—	—	—	—	—	—	—

EBITDA~~(1)~~ (2)	275	380	438	473	507	541	573	602	630	654
Stock Based Compensation Expense	(49)	(59)	(62)	(66)	(70)	(73)	(76)	(78)	(80)	(82)
Taxes	(22)	(38)	(46)	(57)	(63)	(69)	(75)	(81)	(86)	(91)
Capital Expenditure	(48)	(51)	(55)	(57)	(60)	(62)	(63)	(64)	(65)	(65)
Change in Net Working Capital	(51)	(38)	(24)	(15)	(14)	(13)	(11)	(10)	(8)	(6)
Unlevered free cash flow~~(2)~~(3)	105	195	250	277	301	324	347	369	390	409

(1)	No extrapolations of Net Income were performed by Morgan Stanley, as Net Income was not used as an input in Morgan Stanley’s financial analyses.
(2)	EBITDA is defined as Poly’s earnings before interest, taxes, depreciation and amortization of intangible assets.
(3)	Unlevered free cash flow is defined as Poly’s EBITDA less stock-based compensation expense, taxes, capital expenditures, and plus or minus changes in net working capital.

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses” is amended and restated by replacing it with the following:

In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley utilized and relied upon (1) the Field Case, (2) the Credit Case and (3) the average of estimates by equity research analysts as of March 24, 2022 (which we refer to as the “Street Case”), each of which included extrapolations through calendar year 2031 prepared by Morgan Stanley, which were reviewed and approved for Morgan Stanley’s use by Poly’s management. The financial projections are more fully described below in the section of this proxy statement captioned “—Prospective Unaudited Financial Information.” In accordance with direction from the Poly Board, Morgan Stanley utilized the Field Case, Credit Case and Street Case in its financial analyses described below, and no relative prioritization or weight was attributed to any one of the financial projections. Except as otherwise noted, Morgan Stanley utilized in each of its analyses described below the number of outstanding shares of our common stock on a fully diluted basis, which amount was based on the following inputs as prepared by Poly management as of March 23, 2022, and provided to Morgan Stanley for use in connection with its financial analyses: (A) 43.1 million shares of our common stock outstanding; (B) 0.044 million shares of our common stock underlying Poly options exercisable at a weighted average exercise price of $48.33 per share; (C) outstanding awards of Poly RSUs covering an aggregate of 2.6 million shares of our common stock; and (D) outstanding awards of Poly PSUs covering an aggregate of 1.9 million shares of our common stock (calculated based on maximum level of performance).

The first paragraph (and related table) under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Public Trading Comparables Analysis” is amended and restated by replacing it with the following:

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Poly with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/ or other similar operating characteristics (these companies are referred to as the “comparable companies”). These companies were the following:

	AV/CY2022E EBITDA	AV/CY2023E EBITDA
Cisco Systems, Inc.	11.0x	10.7x

Dell Technologies Inc.	5.6x	5.7x

Garmin Ltd.	13.6x	12.2x

GN Store Nord A/S	11.4x	9.5x

GoPro, Inc.	5.9x	5.0x

HP Inc.	7.3x	7.8x

Logitech International S.A.	12.2x	11.1x

Universal Electronics Inc.	5.6x	4.8x

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Discounted Equity Value Analysis” is amended and restated by replacing it with the following:

Morgan Stanley calculated ranges of implied equity values per share of our common stock as of March 24, 2022. To calculate the discounted equity value per share of our common stock, Morgan Stanley used calendar year 2024 estimated EBITDA based on each of the Street Case, Credit Case and Field Case. For each scenario, Morgan Stanley calculated the future-implied fully diluted equity value of Poly as of March 24, 2022 by applying its public trading comparables analysis reference range of AV/CY2022E EBITDA of 8.0x – 11.0x (which was selected based on Morgan Stanley’s analysis of the relevant metrics for each of the comparable companies and upon the application of Morgan Stanley’s professional judgment and experience), based on each of the Street Case, Credit Case and Field Case, to Poly’s calendar year 2024 estimated EBITDA. In each case, Morgan Stanley then divided the future-implied fully diluted equity value by estimated future diluted shares outstanding (with such estimates provided by Poly’s management) to calculate a future equity value per share. Morgan Stanley discounted the resulting future equity values per share to March 24, 2022 using a discount rate equal to Poly’s assumed cost of equity of 13.1 percent, which cost of equity was selected by applying the capital asset pricing model and based on the application of Morgan Stanley’s professional judgment and experience, taking into account macro-economic assumptions, estimates of risk, Poly’s capital structure and other appropriate factors. Based on these calculations, this analysis implied the following value ranges per share of our common stock:

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Discounted Cash Flow Analysis” is amended and restated by replacing it with the following:

Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as earnings before interest, taxes, depreciation and amortization, less (1) stock-based compensation expense, (2) taxes, (3) capital expenditures, and (4) plus or minus changes in net working capital, which estimated unlevered free cash flow was reviewed and approved by Poly management for Morgan Stanley’s use. Each of the Street Case, Credit Case and Field Case included extrapolations through calendar year 2031 prepared by Morgan Stanley that were reviewed and approved for Morgan Stanley’s use by Poly’s management. The free cash flows and terminal values were discounted, using a midyear convention, to present values as of March 24, 2022, at a discount rate ranging from 8.3 percent to 9.2 percent, which discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, taking into account macro-economic assumptions, estimates of risk, Poly’s capital structure and other appropriate factors, to reflect an estimate of Poly’s weighted average cost of capital determined by the application of the capital asset pricing model. Morgan Stanley utilized perpetual growth rates of 0.0 percent to 2.0 percent as part of its analyses, with such rates were selected upon the application of Morgan Stanley’s professional judgment and experience. Morgan Stanley then deducted the net debt of Poly of approximately $1,350 million, as provided by Poly’s management for Morgan Stanley’s use, from ~~to~~ the value of the discounted unlevered free cash flow and terminal value to derive the implied equity value.

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Precedent Transactions Multiples Analysis” is amended and restated by replacing it with the following:

The following is the list of such reviewed transactions:

Selected Precedent Transactions (Target/Acquiror)	Year Announced	AV / NTM EBITDA
3Com Corporation / HP Inc	2009	22.5x

Aastra Technologies Limited / Mitel Networks Corporation	2013	7.3x

Alcatel-Lucent S.A. / Nokia Corporation	2015	10.6x

Arris International Limited / CommScope Inc.	2018	7.9x

Aruba Networks / HP Inc.	2015	12.4x

Brocade Inc. / Broadcom Inc.	2016	8.9x

CommScope Inc. / The Carlyle Group	2010	7.7x

Electronics for Imaging, Inc. / Siris Capital	2019	12.9x

Foundry Networks Inc. / Brocade Inc.	2008	11.5x

Lexmark International, Inc. / Apex Technology Group	2016	6.2x

Motorola Enterprise / Zebra Technologies Corporation	2014	8.3x

Pace plc / Arris International Limited	2015	7.0x

Polycom Inc. / Siris Capital Group	2016	7.4x

Riverbed Technology, Inc. / Thoma Bravo LP	2014	10.3x

Selected Precedent Transactions (Target/Acquiror)	Year Announced	AV / NTM EBITDA
Ruckus Networks / Brocade Inc.	2016	17.6x

Tandberg / Cisco Systems, Inc.	2009	11.5x

Verifone Holdings, Inc. / Francisco Partners	2018	10.5x

The first paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Other Information—Equity Research Analysts’ Future Price Targets” is amended and restated by replacing it with the following:

Morgan Stanley reviewed publicly available equity research analysts’ share price targets for our common stock as of March 24, 2022. Morgan Stanley considered five total price targets. Morgan Stanley used the lowest and highest undiscounted price targets issued by those research analysts with publicly available price targets for shares of Poly, resulting in a range of $28 to $55 per share of our common stock, with a median of $33.00 per share.

The eighth paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—General” is amended and restated by replacing it with the following:

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services to Poly and have received aggregate fees of approximately $2 million to $5 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services to HP and have received aggregate fees of approximately $2 million to $5 million in connection with such services ~~and have acted~~ inclusive of acting as a lender to HP. Morgan Stanley may also seek to provide financial advisory and financing services to Poly, HP and their respective affiliates in the future and would expect to receive fees for the rendering of these services. Additionally, Judith Miscik, a director of HP, is a member of the Morgan Stanley board of directors. As a director of Morgan Stanley, Ms. Miscik has not had involvement with the execution of Morgan Stanley’s engagement as financial advisor to Poly.

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